CERTIFICATE OF INCORPORATION


         FIRST: The name of this corporation shall be STONE MOUNTAIN RESOURCES INC.

         SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is CORPORATION SERVICE COMPANY.

         THIRD: The purpose or purposes of the corporation shall be:

         To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

         FOURTH: The total number of shares of stock which this corporation is authorized to issue is One Hundred and Ten Million (110,000,000), of which One Hundred Million (100,000,000) shares shall be common stock and Ten Million (10,000,000) shares shall be preferred stock, each with a par value of $.001 per share.

         FIFTH: The name and address of the incorporator is as follows:

                              Catherine C. Kelleher
                              2711 Centerville Road
                              Suite 400
                              Wilmington, Delaware 19808

         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed signed and acknowledged this certificate of incorporation this 31st day of March, A.D. 2004.

                                /s/  Catherine C. Kelleher
                                -----------------------------
                                     Catherine C. Kelleher
                                     Incorporator


State of Delaware
Secretary of State
Division of Corporations
Delivered 04:18 PM 03/31/2004
FILED 03:.57 PM 03/31/2004
SRV 040237913 - 3784582 FILE


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                                                              City of Wilmington
                                                            County of New Castle
                                                            Dated March 31, 2004



                 ORGANIZATION ACTION IN WRITING QE INCORPORATOR
                 ----------------------------------------------
                                       OF

                          STONE MOUNTAIN RESOURCES INC.

                              ---------------------


                           (Organized March 31, 2004)

         The following action is taken this day through this instrument by the incorporator of the above corporation:

         1. The election of the following person to serve as the director of the corporation until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal:

                                    SCOTT YOUNG


                                        /s/  Catherine C. Kelleher
                                        ------------------------------------
                                        Catherine C. Kelleher, Incorporator